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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 of Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                             Commission File Number

                                    33-88496
         .............................................................


                               S.D. Warren Company
         .............................................................
             (Exact name of registrant as specified in its charter)


                               225 Franklin Street
                           Boston, Massachusetts 02110
         .............................................................
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                14% Senior Exchangeable Preferred Stock Due 2006
                     12% Senior Subordinated Notes Due 2004
         .............................................................
            (Title of each class of securities covered by this Form)


                                       N/A
         .............................................................
         Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(1)(ii)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(ii)    [ ]       Rule 12h-3(b)(2)(ii)    [ ]
          Rule12h-3(b)(1)(i)      [X]       Rule 15d-6              [ ]

          Approximate number of holders of record as of the certification or notice date:

            40
 ............................

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

          January 23, 1998                /s/ Sarah G. Manchester
DATE:..............................  BY:.......................................
                                          Sarah G. Manchester
                                          Assistant General Counsel